Exhibit 99.1

For Immediate Release

Date: February 7, 2019

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Fourth Quarter Results – Year Over Year Fourth Quarter Earnings Growth of 118.4%

BELMONT, MA, February 7, 2019 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $4.6 million or $0.49 per diluted share for the quarter ended December 31, 2018 compared to net income of $2.1 million or $0.23 per diluted share for the quarter ended December 31, 2017. That represents an increase of 118.4% in net income, quarter-over-quarter. For the year ended December 31, 2018, the Company reported net income of $22.9 million or $2.44 per diluted share as compared to net income of $14.4 million or $1.55 per diluted share for the year ended December 31, 2017. That represents an increase in net income of 59.2%, year-over-year. The quarter-over-quarter and year-over-year improvements were largely driven by a one-time charge of $2.63 million recorded within income tax expense in the fourth quarter of 2017 related to the re-measurement of the Bank’s deferred tax assets due to a lower future U.S corporate income tax rate. Partially offsetting this was $1.70 million of merger-related expenses in the fourth quarter of 2018.

On November 27, 2018, BSB Bancorp, Inc. announced it had entered into a definitive Agreement and Plan of Merger with Peoples United Financial, Inc., pursuant to which the Company will merge into Peoples United Financial, Inc. Consummation of the transaction is subject to customary closing conditions, including receipt of regulatory approvals and the approval of the Company’s shareholders. The transaction is expected to close early in the second quarter of 2019.

Robert M. Mahoney, President and Chief Executive Officer, reported that, “The quarter reflected a continuation of deposit pricing pressure and margin compression, partially offset by increases in fee income from commercial loan interest rate swaps.”

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended December 31, 2018 was $15.4 million as compared to $14.7 million for the quarter ended December 31, 2017 or a 5.1% increase. The provision for loan losses for the quarter ended December 31, 2018 was $465,000 as compared to $691,000 for the quarter ended December 31, 2017 or a 32.7% decrease. The combination of these items resulted in an increase of $970,000 or 6.9% in net interest and dividend income after provision for loan losses for the quarter ended December 31, 2018 as compared to the quarter ended December 31, 2017.

Net interest and dividend income before provision for loan losses for the year ended December 31, 2018 was $61.1 million as compared to $56.1 million for the year ended December 31, 2017 or an 8.9% increase. The provision for loan losses for the year ended December 31, 2018 was $1.7 million as compared to $2.8 million for the year ended December 31, 2017 or a 40.0% decrease. The reduction in the provision for loan losses was driven by lower loan growth, improvements in the factors used to estimate the allowance for loan losses as well as the elimination of the specific reserve tied to an impaired loan that was sold. The combination of these items resulted in an increase of $6.1 million or 11.5% in net interest and dividend income after provision for loan losses for the year ended December 31, 2018 as compared to the year ended December 31, 2017.

NONINTEREST INCOME

Noninterest income for the quarter ended December 31, 2018 was $1.3 million as compared to $1.1 million for the quarter ended December 31, 2017 or an increase of 14.5%.

•	Income from bank-owned life insurance increased $388,000 driven by death benefits received of $405,000, partially offset by lower increases in the cash surrender value of the policies.

•	Loan-level derivative income increased from zero to $259,000 as the Company began entering into customer-related interest rate swap agreements during 2018.

•	Net gain on sales of loans decreased by $208,000 due to lower sales volume.

•	Investments held in the Rabbi Trust had a loss of $128,000 during the three months ended December 31, 2018 as compared to a gain of $42,000 during the three months ended December 31, 2017.

•	Other income decreased by $103,000.

Noninterest income for the year ended December 31, 2018 was $5.0 million as compared to $3.6 million for the year ended December 31, 2017 or an increase of 38.4%.

•	Loan-level derivative income increased from zero to $1.4 million as the Company began entering into customer related interest rate swap agreements during 2018.

•	Income from bank-owned life insurance increased $358,000 driven by death benefits received of $405,000, partially offset by lower increases in the cash surrender value of the policies.

•	Customer service fees increased $111,000 or 14.1% driven by increased interchange fee income.

•	Investments held in the Rabbi Trust had a loss of $65,000 during the year ended December 31, 2018 as compared to a gain of $158,000 during the year ended December 31, 2017.

•	Net gain on sales of loans decreased by $180,000 due to lower sales volume.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended December 31, 2018 was $9.7 million as compared to $7.6 million for the quarter ended December 31, 2017 or an increase of 27.2%.

•	Merger expenses incurred during the quarter amounted to $1.7 million related to the pending merger with Peoples United Financial, Inc.

•	Salaries and employee benefits increased $531,000 or 11.0% driven by higher incentive compensation expense.

•

Director compensation decreased $237,000 or 70.7% driven by reduced compensation costs related to the decrease in value of the investments held in the Rabbi Trust as well as reduced stock-based compensation expense.

Noninterest expense for the year ended December 31, 2018 was $33.0 million as compared to $30.7 million for the year ended December 31, 2017 or an increase of 7.6%.

•	Merger expenses amounted to $1.7 million related to the pending merger with Peoples United Financial, Inc.

•	Salaries and employee benefits increased $794,000 or 4.1%.

•	Deposit insurance expense increased by $239,000 or 13.8% driven by asset growth.

•

Director compensation decreased $580,000 or 42.8% driven by reduced compensation costs related to the decrease in value of the investments held in the Rabbi Trust as well as reduced stock-based compensation expense.

The Company’s efficiency ratio increased to 58.1% for the quarter ended December 31, 2018 from 48.3% for the quarter ended December 31, 2017. The increase in the ratio was driven by increased expenses associated with the pending merger. However, the Company’s efficiency ratio improved to 49.9% for the year ended December 31, 2018 from 51.4% for the year ended December 31, 2017, despite the merger-related costs as the Company continues to grow the balance sheet and manage costs. A talented and committed colleague team combined with continued operational enhancements have contributed to the improvement in our efficiency ratio for the year ended December 31, 2018 compared to the year ended December 31, 2017.

INCOME TAXES

The Company recorded a provision for income taxes of $1.9 million for the quarter ended December 31, 2018, compared to a provision for income taxes of $5.4 million for the quarter ended December 31, 2017, reflecting effective tax rates of 29.7% and 71.9%, respectively. As noted above, the fourth quarter of 2017 included a one-time charge of $2.63 million recorded within income tax expense related to the re-measurement of the Bank’s deferred tax assets due to a lower future U.S corporate income tax rate. The Company recorded a provision for income taxes of $8.5 million for the year ended December 31, 2018, compared to a provision for income taxes of $11.9 million for the year ended December 31, 2017, reflecting effective tax rates of 27.1% and 45.2%, respectively. The decrease in the effective tax rate was driven by the one-time charge related to the re-measurement of the deferred tax asset discussed above and the reduction in the federal statutory income tax rate from 35% to 21% that became effective on January 1, 2018.

BALANCE SHEET

At December 31, 2018, the Company’s total assets were $3.03 billion, an increase of $353.5 million or 13.2% from $2.68 billion at December 31, 2017. The Company experienced net loan growth of $327.4 million or 14.3% from December 31, 2017 to December 31, 2018. One-to-four family residential real estate loans, commercial real estate loans and multi-family real estate loans increased by $249.9 million, $68.6 million and $48.0 million, respectively. Partially offsetting these increases were decreases in indirect auto loans, home equity lines of credit, construction and commercial loans of $18.3 million, $15.4 million, $2.6 million and $1.3 million, respectively. The asset growth was primarily funded by growth in deposits and Federal Home Loan Bank advances. At December 31, 2018, deposits were $1.96 billion, an increase of $209.7 million or 12.0% from $1.75 billion at December 31, 2017. At December 31, 2018, Federal Home Loan Bank advances totaled $838.3 million, an increase of $115.1 million or 15.9% from $723.2 million at December 31, 2017.

Total stockholders’ equity increased by $23.8 million or 13.3% from $178.0 million as of December 31, 2017 to $201.8 million as of December 31, 2018. This increase is primarily the result of earnings of $22.9 million and a $2.0 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

Asset quality remains strong. The allowance for loan losses in total and as a percentage of total loans as of December 31, 2018 was $17.9 million and 0.68%, respectively, as compared to $16.3 million and 0.71%, respectively, as of December 31, 2017. For the year ended December 31, 2018, the Company recorded net charge offs of $30,000, as compared to net charge offs of $35,000 for the year ended December 31, 2017. Total non-performing assets were $1.2 million or 0.04% of total assets as of December 31, 2018 compared to $1.4 million or 0.05% of total assets as of December 31, 2017.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, nonprofit organizations, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank’s primary lending market includes Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT.” For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company’s ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving the Company and People’s United. People’s United has filed a registration statement on Form S-4 with the SEC, which includes a proxy statement of the Company and a prospectus of People’s United. A definitive proxy statement/prospectus has been sent to the Company’s stockholders seeking any required stockholder approval. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and stockholders of the Company are urged to carefully read the entire registration statement and proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they contain important information about the proposed transaction. The documents filed by People’s United and the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by People’s United may be obtained free of charge from People’s United at www.peoples.com under the tab “Investor Relations” and then under the heading “Financial Information,” and the documents filed by the Company may be obtained free of charge from the Company at www.belmontsavings.com under the heading “Investor Relations” and then under the tab “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from People’s United upon written request to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attn: Investor Relations, by calling (203) 338-4581, or by sending an email to Andrew.Hersom@peoples.com or from the Company upon written request to BSB Bancorp, 2 Leonard Street, Belmont, Massachusetts 02478 Attn: Investor Relations, by calling (617) 484-0613 or by sending an email to John.Citrano@belmontsavings.com.

People’s United and the Company and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in favor of the approval of the merger. Information regarding People’s United’s directors and executive officers is contained in People’s United’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Proxy Statement on Schedule 14A, dated March 7, 2018, which are filed with the SEC. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Proxy Statement on Schedule 14A, dated April 12, 2018, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus. Free copies of these documents may be obtained as described in the preceding paragraph.

BSB BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Cash and due from banks	$1,901	$1,771
Interest-bearing deposits in other banks	141,477	109,117

Cash and cash equivalents	143,378	110,888
Interest-bearing time deposits with other banks	4,229	2,440
Investments in available-for-sale securities	4,040	16,921
Investments in held-to-maturity securities (fair value of $145,369 as of
December 31, 2018 and $158,385 as of December 31, 2017)	148,025	160,090
Federal Home Loan Bank stock, at cost	38,658	32,382
Loans held for sale	2,902	—
Loans, net of allowance for loan losses of $17,939 as of
December 31, 2018 and $16,312 as of December 31, 2017	2,624,372	2,296,958
Premises and equipment, net	2,177	2,254
Accrued interest receivable	7,290	6,344
Deferred tax asset, net	6,793	5,794
Income taxes receivable	49	53
Bank-owned life insurance	36,540	36,967
Other assets	11,648	5,474

Total assets	$3,030,101	$2,676,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$203,373	$221,462
Interest-bearing	1,757,539	1,529,789

Total deposits	1,960,912	1,751,251
Federal Home Loan Bank advances	838,250	723,150
Securities sold under agreements to repurchase	2,883	3,268
Accrued interest payable	2,050	1,594
Deferred compensation liability	8,384	7,919
Other liabilities	15,828	11,354

Total liabilities	2,828,307	2,498,536

Stockholders’ Equity:
Common stock; $0.01 par value per share, 100,000,000 shares authorized; 9,776,429 and 9,707,665 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	98	97
Additional paid-in capital	96,590	94,590
Retained earnings	109,774	86,884
Accumulated other comprehensive (loss) income	(1,188)	89
Unearned compensation - ESOP	(3,480)	(3,631)

Total stockholders’ equity	201,794	178,029

Total liabilities and stockholders’ equity	$3,030,101	$2,676,565

Asset Quality Data:
Total non-performing assets	$1,170	$1,376
Total non-performing loans	$1,170	$1,376
Non-performing loans to total loans	0.04%	0.06%
Non-performing assets to total assets	0.04%	0.05%
Allowance for loan losses to non-performing loans	1533.25%	1185.47%
Allowance for loan losses to total loans	0.68%	0.71%
Share Data:
Outstanding common shares	9,776,429	9,707,665
Book value per share	$20.64	$18.34
Consolidated Capital Ratios:
Common Equity Tier 1 Risk-Based Capital Ratio	10.80%	10.35%
Tier 1 Risk-Based Capital Ratio	10.80%	10.35%
Total Risk-Based Capital Ratio	11.75%	11.30%
Leverage Ratio	6.97%	6.97%

BSB BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$24,540	$19,682	$91,337	$72,011
Interest on taxable debt securities	867	904	3,494	3,356
Dividends	563	328	1,923	1,193
Other interest income	336	200	1,497	583

Total interest and dividend income	26,306	21,114	98,251	77,143

Interest expense:
Interest on deposits	7,415	3,907	23,761	12,900
Interest on Federal Home Loan Bank advances	3,446	2,506	13,391	8,150
Interest on securities sold under agreements to repurchase	1	1	5	4

Total interest expense	10,862	6,414	37,157	21,054

Net interest and dividend income	15,444	14,700	61,094	56,089
Provision for loan losses	465	691	1,657	2,762

Net interest and dividend income after provision for loan losses	14,979	14,009	59,437	53,327

Noninterest income:
Customer service fees	269	198	896	785
Income from bank-owned life insurance	675	287	1,478	1,120
Net gain on sales of securities	—	38	—	38
Net gain on sales of loans	114	322	756	936
Loan servicing fee income	74	111	356	398
Loan level derivative income	259	—	1,417	—
Net (loss) gain on investments held in Rabbi trust	(128)	42	(65)	158
Other income	16	119	182	192

Total noninterest income	1,279	1,117	5,020	3,627

Noninterest expense:
Salaries and employee benefits	5,373	4,842	20,327	19,533
Director compensation	98	335	775	1,355
Occupancy expense	244	223	986	964
Equipment expense	106	95	383	422
Deposit insurance	460	483	1,972	1,733
Data processing	632	731	2,782	2,793
Professional fees	307	265	1,064	1,044
Marketing	241	173	982	912
Merger expenses	1,700	—	1,700	—
Other expense	551	489	2,045	1,930

Total noninterest expense	9,712	7,636	33,016	30,686

Income before income tax expense	6,546	7,490	31,441	26,268
Income tax expense	1,943	5,382	8,532	11,882

Net income	$4,603	$2,108	$22,909	$14,386

Earnings per share
Basic	$0.51	$0.24	$2.56	$1.63
Diluted	$0.49	$0.23	$2.44	$1.55
Return on average assets	0.63%	0.33%	0.81%	0.61%
Return on average equity	9.03%	4.67%	11.92%	8.40%
Interest rate spread (1)	1.86%	2.14%	1.96%	2.24%
Net interest margin (1)	2.08%	2.30%	2.15%	2.38%
Efficiency ratio	58.08%	48.28%	49.94%	51.39%
Net charge-offs (recoveries)	$7	$(1)	$30	$35

(1)	Does not include dividends on FHLB stock of $563,000 and $1.9 million and $328,000 and $1.2 million for the three and twelve months ended December 31, 2018 and 2017 (unaudited), respectively.